Exhibit (a)(8)

PRESS RELEASE – PRESS RELEASE – PRESS RELEASE – PRESS RELEASE

EVEREST REIT INVESTORS I, LLC

199 S. Los Robles Avenue, Suite 200

Pasadena, CA  91101

CONTACT:Chris Davis or Stacey McClain

(626) 585-5920

FOR IMMEDIATE RELEASE

PASADENA, CALIFORNIA, December 23, 2019 – Everest REIT Investors I, LLC today announced that they have amended the expiration date of their outstanding tender offer for shares of common stock in Lightstone Value Plus Real Estate Investment Trust V, Inc.  The expiration date for the tender offer has been amended to 9:00 p.m., Pacific Time, on January 8, 2020.  The offer was previously scheduled to expire at 9:00 p.m., Pacific Time, on January 17, 2020.